JPMorgan Chase Financial Company LLC Fully and Unconditionally Guaranteed by JPMorgan Chase & Co. Market Linked Securities	Filed Pursuant to Rule 433 Registration Statement Nos. 333-293684 and 333-293684-01

Market Linked Securities — Auto-Callable with Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to a Basket due June 15, 2029

Fact Sheet dated June 1, 2026 to Preliminary Pricing Supplement dated June 1, 2026

Summary of Terms

Issuer:	JPMorgan Chase Financial Company LLC
Guarantor:	JPMorgan Chase & C0.
Basket / Basket Components:	An unequally weighted basket (the “basket”) composed of the following basket components, with the weighting percentages noted parenthetically: the EURO STOXX 50® Index (Bloomberg ticker: SX5E)(40%), the Nikkei 225 Index (Bloomberg ticker: NKY) (25%), the FTSE® 100 Index (Bloomberg ticker: UKX)(17.50%), the Swiss Market Index (Bloomberg ticker: SMI) (10%) and the S&P/ASX 200 Index (Bloomberg ticker: AS51)(7.50%) (each referred to as a “basket component” and collectively as the “basket components”)
Pricing Date[1]:	June 9, 2026
Issue Date[1]:	June 12, 2026
Final Calculation Day[1,2]:	June 12, 2029
Stated Maturity Date[1,2]:	June 15, 2029
Principal Amount:	$1,000 per security (100% of par)
Automatic Call:	If the basket closing level of the basket on the call date is greater than or equal to the starting level, the securities will be automatically called, and on the call settlement date, investors will receive the principal amount plus the call premium.
Call Premium:	At least 11.45% of the principal amount (the actual call premium will be provided in the pricing supplement)
Call Date[1,2]:	June 15, 2027
Call Settlement Date[1,2]:	Three business days after the call date
Maturity Payment Amount:

If the securities are not automatically called on the call date, the “maturity payment amount” per security will equal:

•   if the ending level is greater than the starting level:

$1,000 + ($1,000 × basket return × upside participation rate);

•   if the ending level is less than or equal to the starting level, but greater than or equal to the threshold level: $1,000; or

•   if the ending level is less than the threshold level:

$1,000 + ($1,000 × basket return)

Starting Level:	100.00
Ending Level:	The basket closing level on the final calculation day
Basket Closing Level:	For the call date or the final calculation day, the weighted returns of the basket components, equal to the product of (i) 100 and (ii) an amount equal to 1 plus the sum of (A) 40% of the basket component return of the EURO STOXX 50® Index; (B) 25% of the basket component return of the Nikkei 225 Index; (C) 17.50% of the basket component return of the FTSE® 100 Index; (D) 10% of the basket component return of the Swiss Market Index; and (E) 7.50% of the basket component return of the S&P/ASX 200 Index
Threshold Level:	75.00, which is equal to 75% of the starting level
Upside Participation Rate:	125.00%
Basket Return:	(ending level – starting level) / starting level
Basket Component Return:	For the call date or the final calculation day, (closing level on that day – initial basket component level) / initial basket component level
Initial Basket Component Level:	For each basket component, its closing level on the pricing date
Final Basket Component Level:	For each basket component, its closing level on the calculation day
Calculation Agent:	J.P. Morgan Securities LLC (“JPMS”)

Summary of Terms, Cont.

Denominations:	$1,000 and any integral multiple of $1,000
CUSIP:	46661AK58
Fees and Commissions:	Up to 2.575% for Wells Fargo Securities, LLC (“WFS”); WFS has advised us that dealers, including Wells Fargo Advisors (“WFA”), may receive 2.00% of WFS’s fee, and WFA may also receive a distribution expense fee of 0.075%. In addition, in respect of certain securities sold in this offering, JPMS may pay a fee of up to 0.30% to selected dealers in consideration for marketing and other services in connection with the distribution of the securities to other dealers.
Tax Considerations:	See the preliminary pricing supplement.
[1] Subject to change [2] Subject to postponement

Hypothetical Payout Profile*

120%
100%
80%
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
Security Return at Maturity
125% of basket return
call date (call premium 11.45%)
repayment of principal amount for decrease of not more than 25%
-25%
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
Basket Return at Maturity
Hypothetical Security Return at Maturity
Hypothetical Basket Return
Hypothetical Call Premium

*Assumes a call premium equal to the lowest possible call premium that may be determined on the pricing date

If the securities are automatically called, the positive return on the securities will be limited to the call premium, even if the basket closing level of the basket on the call date significantly exceeds the starting level. If the securities are automatically called, you will not have the opportunity to participate in any appreciation of the basket at the upside participation rate.

If the securities are not automatically called and the ending level of the basket is less than the threshold level, you will have full downside exposure to the decrease in the level of the basket from the starting level and will lose more than 25%, and possibly all, of the principal amount of your securities at maturity.

The securities are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the securities is subject to the credit risk of JPMorgan Financial, as issuer of the securities, and the credit risk of JPMorgan Chase & Co., as guarantor of the securities.

If the securities priced on the date of the accompanying preliminary pricing supplement, the estimated value of the securities would be approximately $947.90 per security. The estimated value of the securities, when the terms of the securities are set, will be provided in the pricing supplement and will not be less than $910.00 per security. See “The Estimated Value of the Securities” in the preliminary pricing supplement for additional information.

Preliminary Pricing Supplement:
http://www.sec.gov/Archives/edgar/data/
19617/0121390026063322/ea0292933-01_424b2.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” in the accompanying prospectus supplement and the accompanying product supplement and “Selected Risk Considerations” in the accompanying preliminary pricing supplement.

The securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

THIS FACT SHEET DOES NOT PROVIDE ALL OF THE INFORMATION THAT AN INVESTOR SHOULD CONSIDER PRIOR TO MAKING AN INVESTMENT DECISION. This fact sheet should be read in conjunction with the accompanying preliminary pricing supplement, prospectus, prospectus supplement, product supplement and underlying supplement.

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” sections in the accompanying prospectus supplement and product supplement. Please review the risk disclosure carefully.

•        If the Securities Are Not Automatically Called and the Ending Level of the Basket Is Less Than the Threshold Level, You Will Lose More Than 25%, and Possibly All, of the Principal Amount of Your Securities at Maturity.

•        If the Securities Are Automatically Called, the Return on the Securities Will Be Limited to the Call Premium.

•        You Will Be Subject to Reinvestment Risk.

•        The Securities Are Subject to the Credit Risks of JPMorgan Financial and JPMorgan Chase & Co.

•        As a Finance Subsidiary, JPMorgan Financial Has No Independent Activities and Has Limited Assets.

•        The Benefit Provided by the Threshold Level May Terminate on the Final Calculation Day.

•        Changes in the Levels of the Basket Components May Offset Each Other.

•        Correlation of Performances Among the Basket Components May Reduce the Performance of the Securities.

•        No Interest or Dividend Payments or Voting Rights

•        Lack of Liquidity

•        The Final Terms and Estimated Valuation of the Securities Will Be Provided in the Pricing Supplement.

•        The U.S. Federal Tax Consequences of the Securities Are Uncertain, and May Be Adverse to a Holder of the Securities.

•        Potential Conflicts

•        The Estimated Value of the Securities Will Be Lower Than the Original Issue Price (Price to Public) of the Securities.

•        The Estimated Value of the Securities Does Not Represent Future Values of the Securities and May Differ from Others’ Estimates.

•        The Estimated Value of the Securities Is Derived by Reference to an Internal Funding Rate.

•        The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Securities for a Limited Time Period.

•        Secondary Market Prices of the Securities Will Likely Be Lower Than the Original Issue Price of the Securities.

•        Many Economic and Market Factors Will Impact the Value of the Securities.

•        The Securities Are Subject to Non-U.S. Securities Risk.

•        No Direct Exposure to Fluctuations in Foreign Exchange Rates

•        Any Payment on the Securities Will Depend upon the Performance of the Basket and Therefore the Securities Are Subject to the Risks Associated with Each Basket Component, Each as Discussed in the Accompanying Preliminary Pricing Supplement and Product Supplement.

Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.

As used in this fact sheet, “we,” “us” and “our” refer to JPMorgan Financial Company LLC. Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.